Exhibit 99.1

Contact: Laurence P. Birch

Chief Financial Officer & Interim CEO

847-229-2222

Aksys Reports First Quarter 2006 Financial Results

Lincolnshire, IL – May 15, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the first quarter ended March 31, 2006. Select financial highlights included the following:

•                  Revenues for the first quarter of 2006 increased 36% compared to the first quarter of 2005.

•                  Net loss for the first quarter of 2006 decreased 21% compared to the first quarter of 2005.

•                  Aksys closed a $5.0 million cash investment from Durus Life Sciences Master Fund Ltd. as part of a bridge financing to acquire senior secured notes of the Company. Aksys and Durus also signed definitive agreements which contemplate a subsequent closing anticipated to occur within the next several weeks in which Durus will, among other things, provide Aksys with a credit facility for up to $5 million for additional senior secured notes and obtain additional equity in Aksys.

During the first quarter, Aksys took important steps by securing its near-term funding needs and continuing to implement the more focused resource allocation that was initiated during the fourth quarter. As a result of these changes, Aksys has reduced monthly spending and is now executing a more focused marketing strategy, concentrating its efforts on key markets where it is possible to qualify greater numbers of patients who will benefit from at-home hemodialysis using the Company’s Personal Hemodialysis (PHD) System.

This focused strategy has resulted in a net gain of patients within our key markets, offset by the attrition of patients outside of these key markets, as the Company expected. The net effect was a patient census decline from 179 at December 31, 2005 to 162 at March 31, 2006, and, as anticipated, a further concentration of the PHD patient base in the markets in which Aksys is focused.

Aksys is also strategically focusing its R&D program on the development of the next generation of the PHD System, which is expected to offer higher performance at a substantially reduced cost to healthcare suppliers and patients.

Financial Results

For the first quarter of 2006, Aksys reported revenues of $725,000, a 36% increase over first quarter 2005 revenues of $534,000. Revenue from sales is recognized at the time of installation, while rental revenue is recognized over the life of the rental agreement.

Cost of sales for the first quarter of 2006 was $1,796,000, a 52% decrease from first quarter 2005 cost of sales of $3,766,000. Cost of sales decreased in the first quarter of 2006 because during the first quarter of 2005 the Company recorded a non-cash charge of $1,250,000 to revalue the older machines in our rental pool. Also, since the Company is concentrating sales on fewer geographic locations, it has reduced the technical staff required to service machines in the field. The personnel savings were $384,000 in the first quarter of 2006 compared to the first quarter of 2005. Aksys experienced additional savings in the cost of spare parts. Depreciation expense for the quarter ended March 31, 2006 increased by an expected $105,000 from the quarter ended March 31, 2005 due to additional machines in the rental pool.

Total operating expenses for the first quarter 2006 were $5,335,000, a 5% decrease from the first quarter of 2005. The decrease is attributed to reduced salary, benefits and contract labor, reduced spending on marketing programs and reduced spending on the current PHD System. The reductions are offset by increased spending on the next generation PHD currently in development. Operating expenses also include $190,000 in stock-based compensation expense in accordance with FAS 123R, which became effective January 1, 2006. There was no similar compensation expense in 2005.

The net loss for the first quarter of 2006 was $7,106,000, or $0.22 per share, compared to a net loss of $8,999,000, or $0.30 per share, for the same period in 2005.

As of March 31, 2006, cash and cash equivalents totaled $7,826,000.

Conference Call

The Company plans to discuss these results and further details of its first quarter 2006 during a conference call on Monday, May 15, 2006, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 3:00 p.m. Eastern Time, Monday, May 15, through 6:00 p.m. Eastern Time, Wednesday, June 14, by dialing 703-925-2533, code 905060 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements relating to the expected performance and cost to healthcare suppliers and patients of our next generation PHD System currently in development, statements relating to the anticipated benefits of our more focused resource allocation and statements relating to the timing of the subsequent financing closing with Durus Life Sciences Master Fund Ltd. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; (x) risks related to the disposition of our common stock by Durus and its affiliates; and (xi) other factors detailed in our filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended March 31,
	2006	2005
Revenue:
Product sales	$36,000	$109,000
Product rentals	$233,000	$128,000
Service and supplies	456,000	297,000

Total revenue	725,000	534,000

Cost of sales:
Product sales	384,000	738,000
Product rentals	302,000	1,446,000
Service and supplies	1,110,000	1,582,000

Total cost of sales	1,796,000	3,766,000

Operating expenses:
Research and development	1,703,000	2,037,000
Sales and marketing	708,000	1,247,000
General and administrative	2,782,000	2,335,000

Total operating expenses	5,193,000	5,619,000

Operating loss	(6,264,000)	(8,851,000)

Other income and expense:
Interest income	69,000	224,000
Interest expense	(769,000)	(372,000)

Total other income and expense	(700,000)	(148,000)

Net loss	$(6,964,000)	$(8,999,000)

Net loss per share, basic and diluted	$(0.22)	$(0.30)

Weighted average shares outstanding	31,863,293	29,901,167

SELECTED BALANCE SHEET DATA

	March 31,	December 31,
	2006	2005
	(unaudited)
Cash and cash equivalents	$7,826,000	$535,000
Working capital	1,605,000	6,031,000
Long-term investments	750,000	750,000
Total assets	20,460,000	19,156,000
Total liabilities	28,931,000	22,461,000
Stockholders’ equity (deficit)	(8,471,000)	(3,305,000)